Exhibit 95.1

Mine Safety and Health Administration (MSHA) Safety Data

FCX's U.S. mining operations are subject to regulations issued by MSHA under the U.S. Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects our U.S. mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation. Citations or orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments varies depending on the size and type (underground or surface) of the mine, among other factors.

The following disclosures have been provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act).

Mine Safety Data. Following provides additional information about references used in the following table to describe the categories of violations, orders or citations issued by MSHA under the Mine Act:

•Section 104 S&S Citations: Citations issued by MSHA under Section 104(a) of the Mine Act for violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

•Section 104(b) Orders: Orders issued under Section 104(b) of the Mine Act, which represent a failure to abate a citation under Section 104(a) within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

•Section 104(d) Citations and Orders: Citations and orders issued by MSHA under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards. These types of violations could significantly and substantially contribute to a serious injury; however, the conditions do not cause imminent danger (refer to discussion of imminent danger orders below).

•Section 110(b)(2) Violations: Flagrant violations identified by MSHA under Section 110(b)(2) of the Mine Act. The term flagrant with respect to a violation is defined as “a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have expected to cause, death or serious bodily injury.”

•Section 107(a) Orders: Orders issued by MSHA under Section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed. Orders issued under Section 107(a) of the Mine Act require the operator of the mine to cause all persons (except authorized persons) to be withdrawn from the mine until the imminent danger and the conditions that caused such imminent danger cease to exist.

The following table details the violations, citations and orders issued to us by MSHA during the three months ended March 31, 2022:

Potential
to Have
									Pattern of	Pattern of
				Section					Violations	Violation
		Section	Section	104(d)	Section	Section		Mining	Under	Under
		104 S&S	104(b)	Citations	110(b)(2)	107(a)	Proposed	Related	Section	Section
		Citations	Orders	and Orders	Violations	Orders	Assessments	Fatalities	104(e)	104(e)
Mine ID(1)	Mine or Operation Name	(#)	(#)	(#)	(#)	(#)	($)	(#)	(yes/no)	(yes/no)
0200137	Freeport-McMoRan Bagdad Inc. (Bagdad)	18	—	—	—	—	—	—	No	No
2900708	Freeport-McMoRan Chino Mines Company (Chino)	—	—	—	—	—	3,748	—	No	No
0200112	Freeport-McMoRan Miami Inc (Miami)	—	—	—	—	—	—	—	No	No
0200024	Freeport-McMoRan Morenci Inc (Morenci)	8	—	—	—	—	35,200	1	No	No
0203131	Freeport-McMoRan Safford Inc (Safford)	1	—	—	—	—	3,841	—	No	No
0200144	Freeport-McMoRan Sierrita Inc (Sierrita)	—	—	—	—	—	—	—	No	No
2900159	Tyrone Mine (Tyrone)	1	—	—	—	—	2,023	—	No	No
0500790	Henderson Operations (Henderson)	4	—	—	—	—	5,943	—	No	No
0502256	Climax Mine (Climax)	2	—	—	—	—	10,377	—	No	No
	Freeport-McMoRan Cobre Mining Company:							—
2900725	Open Pit & Continental Surf Comp	—	—	—	—	—	—	—	No	No
2900731	Continental Mill Complex	—	—	—	—	—	—	—	No	No
0201656	Copper Queen Branch	—	—	—	—	—	—	—	No	No
0202579	Cyprus Tohono Corporation	—	—	—	—	—	—	—	No	No
0203262	Twin Buttes Mine	—	—	—	—	—	—	—	No	No
2902395	Chieftain 2100 Screening Plant	—	—	—	—	—	—	—	No	No
0203254	Warrior 1800 Screening Plant	—	—	—	—	—	—	—	No	No
(1)MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities.

Pending Legal Actions. The following table provides a summary of legal actions pending before the Federal Mine Safety and Health Review Commission (the Commission) as of March 31, 2022, as well as the aggregate number of legal actions instituted and resolved during first-quarter 2022. The Commission is an independent adjudicative agency established by the Mine Act that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA, or complaints of discrimination by miners under Section 105 of the Mine Act.

The following provides additional information of the types of proceedings that may be brought before the Commission:
•Contest Proceedings - A contest proceeding may be filed by an operator to challenge the issuance of a citation or order issued by MSHA.
•Civil Penalty Proceedings - A civil penalty proceeding may be filed by an operator to challenge a civil penalty MSHA has proposed for a violation contained in a citation or order. FCX does not institute civil penalty proceedings based solely on the assessment amount of proposed penalties. Any initiated adjudications described in the table below address substantive matters of law and policy instituted on conditions that are alleged to be in violation of mandatory standards or the Mine Act.
•Discrimination Proceedings - Involves a miner's allegation that he or she has suffered adverse employment action because he or she engaged in an activity protected under the Mine Act, such as making a safety complaint. Also includes temporary reinstatement proceedings involving cases in which a miner has filed a complaint with MSHA stating that he or she has suffered discrimination and the miner has lost his or her position.
•Compensation Proceedings - A compensation proceeding may be filed by miners entitled to compensation when a mine is closed by certain closure orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due to miners idled by the orders.
•Temporary Relief - Applications for temporary relief are applications filed under section 105(b)(2) of the Mine Act for temporary relief from any modification or termination of any order.
•Appeals - An appeal may be filed by an operator to challenge judges decisions or orders to the commission, including petitions for discretionary review and review by the commission on its own motion.

Legal Actions Pending at March 31, 2022(2)
	Contest	Civil Penalty	Discrimination	Compensation	Temporary			Legal Actions	Legal Actions
	Proceedings	Proceedings	Proceedings	Proceedings	Relief	Appeals	Total	Instituted(2)	Resolved(3)
Mine ID(1)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)
0200137	1	—	—	—	—	—	1	1	—
2900708	—	—	—	—	—	—	—	—	—
0200112	—	—	—	—	—	—	—	—	—
0200024	—	—	—	—	—	—	—	—	1
0203131	—	—	—	—	—	—	—	—	—
0200144	—	—	—	—	—	—	—	—	—
2900159	—	—	—	—	—	—	—	—	—
0500790	—	—	—	—	—	—	—	—	1
0502256	—	—	—	—	—	—	—	—	—
2900725	—	—	—	—	—	—	—	—	—
2900731	—	—	—	—	—	—	—	—	—
0201656	—	—	—	—	—	—	—	—	—
0202579	—	—	—	—	—	—	—	—	—
0203262	—	—	—	—	—	—	—	—	—
2902395	—	—	—	—	—	—	—	—	—
0203254	—	—	—	—	—	—	—	—	—
(1)MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. Refer to "Mine Safety Data" table for related mine or operation name.
(2)Legal actions pending at March 31, 2022, and legal actions instituted during first-quarter 2022 are based on the date that a docket number was assigned to the proceeding.
(3)Legal actions resolved during first-quarter 2022 are based on the date that the settlement motion resolving disputed matters is filed with the Commission, and the matter is effectively closed by MSHA.